8/5/02

Larry Ward, Managing Partner
Finn Hill Partnership
19860 Viking Ave. NW
Poulsbo, Washington 98370

Clint Ballard
Ed Ahrens
Acceleration Software International Corporation
1050 NE Hostmark St. STE 100B
Poulsbo, Washington 98370

Dear Mr. Ahrens and Ballard,

This letter is to confirm my conversation of this afternoon with Mr. Ahrens. In that conversation I made the following offer to your company:

Acceleration Software International Corporation will pay to John L. Scott the commission due for the leasing of the space you currently have leased at Finn Hill Road. That commission for securing the tenancy of Liberty Bay Dance Works is estimated to be $2,880.00.

At the time that that payment is received by John L. Scott, (no later than 8/31/02), and with the receipt of your August rent check, the Finn Hill Partnership shall and does waive all claims past and future. We will consider your obligations to have been met in full, and we will consider your tenancy as having met all obligations, and terminate your lease effective the date of receipt of your payment by John L. Scott, in "Good Standing".

We appreciate the years that you occupied our building and wish you and your company success and prosperity.

Sincerely

/s/ Larry Ward
Larry Ward